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                                                                    EXHIBIT 99.2



WCI  COMMUNITIES,   INC.   ANNOUNCES  PRICING  OF  $125  MILLION  IN  CONTINGENT
CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

Bonita Springs, Florida, July 31, 2003 WCI Communities, Inc., one of Florida's leading homebuilders and developers of highly amenitized lifestyle communities, today announced the pricing of its offering of $125 million principal amount of 4% Contingent Convertible Senior Subordinated Notes due 2023 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on August 5, 2003.

The notes are convertible under certain circumstances into WCI common stock at a conversion ratio of approximately 36.27 shares per $1,000 principal amount of the notes (equal to the initial conversion price of approximately $27.57 per share), subject to adjustment in certain circumstances.

WCI may redeem all or some of the notes in cash under certain circumstances on or after August 11, 2006 or at any time under any circumstances after August 11, 2008. Holders may require WCI to repurchase the notes on August 5 of 2008, 2013 and 2018 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date.

WCI has granted the initial purchasers of the notes an option to purchase up to an additional $40 million principal amount of the notes. WCI plans to use the net proceeds from the offering, which are expected to be approximately $121 million ($159.8 million if the initial purchasers' option is exercised in full), to repay a portion of its outstanding indebtedness and for general corporate purposes.

The Contingent Convertible Senior Subordinated Notes and the common stock of WCI Communities, Inc. issuable upon conversion of the Contingent Convertible Senior Subordinated Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Contingent Convertible Senior Subordinated Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Based  in  Bonita  Springs,   Florida,  WCI  has  been  creating   amenity-rich,
leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 600 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.
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Certain information  included herein and in other company reports,  Security and
Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure
materials  and  subcontractors.   Such   forward-looking   information  involves
important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. Contact:

Steve Zenker
Director of Investor Relations
WCI Communities, Inc., Bonita Springs
Tel: (239) 498-8066
SteveZenker@wcicommunities.com